Exhibit 16.1

November 4, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Integrated Rail and Resources Acquisition Corp. under Item 4.01 of Integrated Rail and Resources Acquisition Corp’s Form 8-K dated November 1, 2024. We agree with the statements concerning our Firm in such 8-K; we are not in a position to agree or disagree with other statements of Integrated Rail and Resources Acquisition Corp. contained therein.

Very truly yours,

Marcum LLP